Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
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Mondelēz International Names

Charles E. Bunch to Board of Directors

Bunch Brings Extensive Operations and Cost-Management Expertise to Role

DEERFIELD, Ill. – July 22, 2016 – Mondelēz International today announced the appointment of Charles E. (Chuck) Bunch to its Board of Directors, effective Sept. 1, 2016. Bunch, 66, recently announced his retirement as Executive Chairman of the Board at PPG Industries, Inc., also effective Sept. 1. He served as PPG’s Chairman of the Board and CEO from 2005 to 2015. With this addition, the Mondelēz International Board will have 14 Directors, 13 of whom are independent.

“Chuck is another strong addition to our world-class Board of Directors,” said Irene Rosenfeld, Chairman and CEO. “His strategic skills and strong operational and cost-management expertise will be instrumental as we continue to create value for our shareholders by leveraging our portfolio, reducing costs and investing in growth.”

“The entire Board is delighted to welcome Chuck as a Director,” said Mark Ketchum, Lead Director. “I’m confident that his skills and perspective will complement the wealth of experience of our strong Board.”

After joining PPG in 1979, Bunch held positions in finance and planning, marketing, and general management in the United States and Europe during his first 15 years with the company. He was named Vice President of Architectural Coatings in 1994, and VP, Fiberglass, in 1995. Bunch was elected Senior Vice President of Strategic Planning and Corporate Services in 1997, and Executive Vice President, Coatings, in 2000. In 2002, he was named President and Chief Operating Officer. During his tenure as Chairman and CEO from 2005 to 2015, Total Shareholder Return at PPG Industries averaged nearly 15 percent a year.

Bunch earned a bachelor’s degree in international affairs from Georgetown University and an MBA from the Harvard University Graduate School of Business Administration. Bunch is a member of the Boards of Directors of ConocoPhillips, Marathon Petroleum and the PNC Financial Services Group. He is a former Director of the H.J. Heinz Company Board, a former member of the University of Pittsburgh Board of Trustees, and a former Director and Chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers and the American Coatings Association (formerly the National Paint and Coatings Association).

About Mondelēz International

Mondelēz International, Inc. (NASDAQ:MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands, such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

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